UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported):     October 13, 2011

TRANSCONTINENTAL REALTY INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-09240	94-6565852
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  469-522-4200

1800 Valley View Lane, Suite 300 Dallas, Texas	75234
(Former name or former address, if changed since last report)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Effective at the close of business on October 13, 2011, Martha C. Stephens resigned as a Director of and a member of any committee of the Board of Directors of Transcontinental Realty Investors, Inc. (the “Company” or the “Issuer” or the “Registrant”).  Ms. Stephens, age 64, had been a Director of the Company since February 2011 when she was elected to fill a vacancy on the Board of Directors.  Ms. Stephens is retired and on the same day, resigned as a Director of American Realty Investors, Inc., a Nevada corporation (“ARL”) which has its Common Stock listed and traded on the New York Stock Exchange (“NYSE”) and resigned as a Director of Income Opportunity Realty Investors, Inc., a Nevada corporation (“IOT”) which has its Common Stock listed and traded on the American Stock Exchange (“AMEX”).  At the time of her resignation as a Director of the Company, Ms. Stephens had no disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices.

Also effective at the close of business on October 13, 2011, RL S. Lemke resigned as a Director and a member of all committees of the Board of Directors of the Company.  On the same day, RL S. Lemke resigned as a Director of ARL and resigned as a Director of IOT.  Mr. Lemke, age 54, was first elected as a Director of the Company on February 1, 2011 to fill a vacancy on the Board of Directors.  Mr. Lemke continues as a Vice President of the Company.  Mr. Lemke is Vice President, Project Development for Pillar Income Asset Management, Inc. (“Pillar”).

After giving effect to the resignations of Ms. Stephens and Mr. Lemke, the Board of Directors of the Company continues to have a majority of independent directors who also constitute the Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: October 14, 2011	TRANSCONTINENTAL REALTY INVESTORS, INC.

	By:	/s/ Gene S. Bertcher
Gene S. Bertcher,
Executive Vice President
and Chief Financial Officer